Exhibit 3.13

Bylaws of Compañía Minera Mantos de Oro

TITLE FIRST. Name, Domicile, Duration and Business Purpose.

Article First. A contractual mining company named COMPAÑÍA MINERA MANTOS DE ORO is incorporated as a consequence of a change of company’s type.  It will be domiciled in the city of Santiago, Metropolitan Region, being authorized to establish agencies or branches in other zones of the country or abroad.

Article Second. The duration of the Company shall be of 50 years, as of the date of the deed of its original incorporation, that is, September 16, 1996.

Article Third. The business purposes of the Company shall be the prospecting, exploration and exploitation of mining concessions acquired by the Company under any title in the Republic of Chile.  The company will be authorized to execute any act and enter into any contract and agreement that directly or indirectly may lead to the fulfillment of its purpose.

TITLE SECOND. Capital and Shares.

Article Fourth. The capital of the company is the amount of USD67,628,219.58, divided into 1,073,462,953 shares of common stock with no par value, subscribed and paid up in full by the shareholders:  (a) Minera Lobo Marte S.A. has subscribed and paid up 44,650,510 shares; (b) TVX Minera de Chile Limitada has subscribed and paid up 1 share, (c) MDO Holdings Ltd. has subscribed and paid up 514,406,221 shares, and (d) Macaines Mining Properties Ltd. has subscribed and paid up 514,406,221 shares.  The amount of the capital may be increased or reduced at shareholders’ meetings.  The shareholders are not responsible upon third parties of the Company’s obligations.

TITLE THIRD. Management.

Article Fifth. The company shall have a board of directors comprised of three regular members and three alternates.  The directors may be shareholders or not.  The appointment of directors, as well as their replacement or removal, may be freely made at any time by resolution of the shareholders, whether taken at shareholders’ meeting or by public deed annotated at the margin of the company’s registration at the Registry of Property and Shareholders’ Registry of the relevant Mining Registrar.

Article Sixth. Each regular director will have an alternate who will replace him/her definitely in case of vacating the directorship and temporarily in case of temporary absence or impediment.  Only in case of vacancy of the regular director and its corresponding alternate the board of directors will be renewed entirely at the next regular shareholders’ meeting to be held at the company and in the meantime the board directors may appoint a substitute.  The members of the board may be remunerated for the discharge of their duties, and the regular shareholder’s meeting is entitled to determine annually if they are going to be remunerated and the amount of their fees pursuant to the general rules.  Alternate directors will be entitled to attend the board meetings, but they only will be entitled to vote when replacing the relevant regular director.  The replacement of a regular director by an alternate director is an internal process of the company that will require no special formality whatsoever and it is not necessary to evidence upon third parties its applicability for the validity of the acts of an alternate director, being only enough for the efficacy their acts upon third parties the event of occurring the replacement.

Article Seventh. The board of directors shall elect a Chairman, who shall also be the Chairman of the company and the shareholders meeting.

Article Eighth. The board of directors shall meet periodically, on the date and at the time agreed by the board.  Notwithstanding the foregoing, the board may hold special meetings when summoned by its chairman or one or more directors.  Notices of special board meetings will be in writing and shall be sent to each director at least 5 business days in advance, by e-mail in case of directors domiciled aboard.  However, special meetings may be held without prior notice if all directors entitled to vote attend the meeting.  Board meetings will be held with the presence, and resolutions will be adopted with the favorable vote, of two directors entitled to vote.

Article Ninth. Deliberations and resolutions of the board of directors shall be memorialized in a special book of minutes, which shall be signed by the directors attending the meeting.  Board resolutions may be acted upon without being necessary to approve the minutes at the next meeting.  If any of the attending directors dies, refuses to sign the minutes or is howsoever prevented from signing, these circumstances shall be recorded at the end of the minutes and informed at the next regular or special shareholders’ meeting.  This situation shall not affect the validity of the resolutions taken.  The director that refuses to sign the minutes, shall give an explanation of his/her decision.  Resolutions taken by the board evidenced in a public deed or private instrument executed before a Notary by directors entitled to vote in a number required to take the relevant resolution(s) shall also be valid agreements.

Article Tenth. The board of directors shall be in charge of the senior management of the company and in particular it corresponds to the board to /1/ manage, represent the company and use the company’s name, for which purposes it is vested with broad management and disposition authorities, save for those matters that shall be approved by the shareholders’ meeting; /2/ decide on the acquisition, exploration, development and exploitation of the company’s mining concessions; /3/ appoint, remove and replace the chairman of the board and the chief executive officer of the company, respectively; /4/ summon the shareholders’ meetings; /5/ decide on the dividend distribution charged to the company’s profits; /6/ create reserve funds; /7/ grant to the chief executive officer the powers of attorney required to fulfill his/her duties assigned in article seventeenth; /8/ establish and modify the marketing policy applied by the company; /9/ agree on the annual operation, capital investment and exploration budgets of the company for each year; /10/ agree on the criteria that will govern the disposition of the mining concessions and the shares of the mining companies owned by the company; /11/ establish and modify the director’s fees and benefits policy; and /12/ others duties expressly conferred by these by-laws.

Article Eleventh. The Company shall have a Chief Executive Officer that shall be appointed by the Board and vested with all the authorities assigned by these by-laws and all those expressly granted by the Board of Directors.

Article Twelfth. The Chief Executive Officer shall be the Secretary of the Board of Directors and the Shareholders’ Meeting at every meeting held, unless the Board or the Shareholders Meeting, as applicable, appoints another person to discharge this duty at any given meeting.

TITLE FOURTH. Shareholder’s Meetings.

Article Thirteenth. The shareholders shall meet annually at regular meetings, on the date determined by the board within the first four month of each year, with the purpose of become informed of the balance sheet, the inventory and the annual report corresponding to the previous year, to be presented by the Board to the consideration of the shareholders’ meeting.

Article Fourteenth. The shareholders shall meet at special meetings as required by the company’s needs.  The board shall call a special meeting on its own initiative or at the request of shareholders representing at least 40% of the company’s shares.  Only the matters included in the notice shall be discussed at the special meeting.  The following matters shall only be agreed at special shareholders meetings specially summoned for these purposes and held before a Notary Public:  the amendment of these by-laws; the increase or reduction of the company’s capital; the early dissolution of the company; the sale or transfer of all of its assets and liabilities; the transfer of exploitation mining concession; the change of the company’s type, its split-off or merger; furnishing of in rem or in personam guarantees to secure third parties’ obligations, save in case of subsidiaries, in which case the board’s approval shall suffice; and the determination of the quotas referred in article 195 of the Mining Code.

Article Fifteenth. Notice of regular and special shareholders’ meetings shall be made by an advertisement that the board or the arbitrator, as the case may be, shall instruct to publish twice in the Official Mining Bulletin of Santiago, within the 50 days before the meeting.  Meetings shall not be held before 15 days following the date of the publication of the last notice.  The notice shall indicate if it is a regular or special meeting, the place, date and time at which it will be held and its purpose(s).  Shareholders having their domiciles registered in the company will be also called by certified letter sent by the board of directors.  If such certified letter is not sent or received, the validity of the meeting or the resolutions taken therein shall not be affected.  Regular and special shareholder’s meetings may be held with no publication of advertisements or summons whatsoever when the meeting is attended by all the shareholders, attending in person or represented by duly empowered attorneys.  The meeting evidenced in public deed subscribed by the people representing all the shareholders of the company shall also be valid.

Article Sixteenth. Shareholders may attend general meetings in person or through legal representatives or attorneys.  Attorneys may be shareholders of the company or not.  The power of attorney shall be granted by public deed.

Article Seventeenth. Regular and special shareholders’ meetings shall be validly held with the presence of, and their resolutions shall be taken with the favorable vote of, the absolute majority of the shares of the company.  However, special shareholders meetings which purpose is to agree on the amendment of the by-laws, the increase or reduction of the company’s capital, the early dissolution of the company, the sale or transfer of all of its assets and liabilities, the transfer of exploitation mining concession, the change of the company’s type, its split-off or merger, the furnishing of in rem or in personam guarantees to secure third parties’ obligations, save in case of subsidiaries, in which case the board’s approval shall suffice, and the determination of the quotas referred in article 195 of the Mining Code, shall also be held with the presence of, and the resolutions agreed therein shall be taken by the favorable vote of, at least 2/3 of the company’s shares.

Article Eighteenth. At shareholders’ meeting each share has one vote attached.

Article Nineteenth. Deliberations, voting and resolutions of the shareholders’ meetings shall be memorialized in a special book of minutes.  The minutes shall indicate the name of the people attending the meeting and the number of shares each of them holds or represents.  The minutes shall also contain a brief account of the observations or incidents occurred, the proposals submitted to the discussion of the meeting and the voting’s results.  Minutes shall be signed by the chairman and two shareholders or legal representatives or attorneys of the shareholders that have attended the meeting and appointed for such purposes by the meeting, or by all the persons present if less than three.  Minutes will be deemed finally approved upon their signature by all the aforementioned persons without any other formality, and thus the resolutions referred to therein may be acted upon without being necessary to wait for their approval by another meeting.

TITLE FIFTH. Balance Sheet and Distribution of Profits.

Article Twentieth. A balance sheet of the operations and corporate business, and an inventory of the assets and liabilities of the company shall be prepared as of December 31st of each year.  These documents, together an analytical annual report on the situation of the company during the last year, shall be submitted by the board of directors to the consideration of the regular shareholders’ meeting.  The annual report and inventory, and the backgrounds supporting them shall be available to the shareholders at the company’s offices during 15 days before the date of the regular meeting.

Article Twenty-first. The board of directors will apply the net benefits obtained by the company, evidenced by the balance sheet of the relevant year and prior deduction of legal reserves or those agreed by the board, to the distribution of profits to the shareholders in proportion to their shares and for the amounts agreed by the board.  The distribution will be made in minerals, pastes or money, as resolved by the board, without being applicable the last paragraph of article 194 of the Mining Code.

TITLE SIXTH. Dissolution and Winding Up.

Article Twenty-second. The Company shall terminate:  One/ upon the transfer, extinction or expiration of all the concessions owned by the company under any title; Two/ if all the shares into which the capital is divided are held by one person, Three/ upon the expiration of its term of duration, however, the shareholders gathered at special meeting may extend the term of duration of the company provided it is so agreed before the expiration of such term with the favorable vote of at least 2/3 of the shares of the company, and Four/ upon resolution adopted at a special shareholders’ meeting.

Article Twenty-third. Once the Company is dissolved by any cause, its liquidation, as applicable, shall be made by a 3-member Liquidation Commission, which members may be shareholders or not, appointed by the first shareholders’ meeting held after its dissolution.  Liquidators shall serve in office until the termination of the liquidation, notwithstanding the authority of the shareholders’ meeting to revoke their mandate and replace them.  Liquidators shall have the authorities determined by the general shareholders’ meeting.  Liquidators shall be remunerated for their duties as determined by the shareholders meeting.  During the liquidation, the rules of these by-laws shall remain in force and effect provided they are compatible with the company’s winding up status.  While the Liquidation Commission has not been appointed, safeguarding measures and others required shall be fulfilled by the last board.

TITLE SEVENTH. Arbitration.

Article Twenty-fourth. Differences of any nature among the Shareholders in their capacities, or among them and the Company or their managers, whether during the term of duration of the Company or its liquidation, shall be resolved by an arbitrator ex aequo et bono appointed by mutual agreement and, in case of failure to reach an agreement, by the courts of justice.  There shall be no remedy against the arbitrator’s resolutions.  If the arbitrator is appointed by the courts of justice, the appointed arbitrator shall be a lawyer acting or that has acted as judge or attorney member (abogado integrante) of the Court of Appeal of Santiago o the Supreme Court.

INTERIM ARTICLES

Interim Article First. The capital of the company is of USD67,628,219.58, divided into 1,073,462,953 shares of common stock with no par value, fully subscribed by the shareholders Minera Lobo Marte S.A., TVX Minera de Chile Limitada, MDO Holdings Ltd. and Macaines Mining Properties Ltd., in the proportions indicated in article fourth hereof, and paid-up in full by the referred shareholders with the portion of capital held by each of them at “Minera Santa Rosa S.A.”, before it has changed its type into a contractual mining company.

Interim Article Second. The first Board of Directors of the Company, that will hold office until the date in which the First Regular Shareholders’ Meeting is held where the standing board will be appointed, will be comprised of the following regular and alternate directors:  A) Regular directors:  Mr. Humberto Aquino, Mr. Andrés Jorge Verdugo Ramírez de Arellano and Mr. José Tomás Letelier Vial; B) Alternate directors:  Mr. Alistair Hugh Waddell, Ms. Renée Scholem Appel and Mr. Miguel Baeza Guiñez.  During the time that goes by between the date of this public deed and the appointment of the standing board of directors of the company by the next Regular Shareholders’ Meeting, the interim board will be vested with all the authorities and powers granted by these by-laws to the board, with no limitation whatsoever.  In particular, the interim board is entitled to appoint managers and sub-managers and grant them their relevant powers of attorney, as well as to grant limited powers of attorneys or delegate their authorities.

Interim Article Third. Legally speaking, Compañía Minera Mantos de Oro is the same legal entity than Minera Santa Rosa S.A.  Therefore, from a tax perspective, it is the same tax payer, which TIN is 78,928,380-K.  Its change of type from a corporation to a contractual mining company does not affect its continuity as a legal entity.

Interim Article Fourth. It is set on record that on the occasion of the merger of the Company with Compañía Minera Mantos de Oro S.A., approved at special shareholders’ meetings held and executed into public deed on December 2, 2011 at the Notarial Office of Santiago of Mr. José Musalem Saffie, “Compañía Minera Mantos de Oro” former “Compañía Minera Mantos de Oro S.A.” acquired 223 mining concessions, out of which 61 correspond to already established exploitation mining concessions, 71 correspond to exploitation mining concessions which establishment is being processed, 27 correspond to already established exploration mining concessions, and 74 correspond to exploration mining concessions which establishment is being processed.  Among the exploitation mining concessions already established we find the following:  Yar 1/7, which measure minutes is registered on page 371 No. 148 of the Registry of Property of the 1988 Mining Registrar of Copiapó.  The complete identification of all the exploration and exploitation concessions already established or processed owned by the Company is contained in the public deed also granted on December 2, 2011 at the Notarial Office of Santiago of Mr. José Musalem Saffie”.